Exhibit 99.1

Royal Gold Reports Record Revenue and

Free Cash Flow for Fourth Quarter and Fiscal 2010

•            Fiscal 2010 revenue and free cash flow(1) increased 85% and 62%, respectively, year-over-year to record levels

•            Fourth quarter revenue and free cash flow(1) increased 83% and 81%, respectively, year-over-year to record levels

•            Significant expansion of portfolio in fiscal 2010 including Andacollo, International Royalty, and Pascua-Lama transactions

•            Gold reserves(2) increased 22% year-over-year to 78.6 million ounces; silver reserves(2) increased 12% to 1.3 billion ounces year-over-year

•            July 2010 agreement with Thompson Creek to acquire 25% gold stream on the Mt. Milligan project(3)

DENVER, COLORADO. AUGUST 12, 2010: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced record royalty revenue of $136.6 million for fiscal 2010 (ended June 30), an 85% increase over revenues of $73.8 million in fiscal 2009. Net income available to Royal Gold common stockholders totaled $21.5 million, or $0.49 per basic share, compared with net income available to Royal Gold common stockholders of $38.3 million, or $1.09 per share, in fiscal 2009.  Net income available to Royal Gold common stockholders for fiscal 2010 was impacted by pre-tax effects of severance and acquisition costs of approximately $19.4 million, related to the Company’s acquisition of International Royalty Corporation (“IRC”).  The after tax effect of these IRC related costs on basic earnings per share was $0.33.  Excluding the after tax effect of these items, net income available to Royal Gold common stockholders would have been $35.8 million, or $0.82 per basic share for fiscal 2010.  Net income available to Royal Gold common stockholders for fiscal 2009 was impacted by two one-time gains related to the Barrick royalty portfolio acquisition and the Benso royalty buy-back by Golden Star.  The effect of these gains was $0.62 per basic share, after taxes.  Excluding these gains, fiscal 2009 net income available to Royal Gold common stockholders would have been $16.4 million, or $0.47 per share.

(1)         The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if any, less non-controlling interests in operating income from consolidated subsidiaries (see Schedule A).

(2)         Reserves subject to Royal Gold’s royalty interests.

(3)         Royal Gold’s acquisition is subject to the completion of Thompson Creek’s acquisition of Terrane Metals Corp. (“Terrane”) which requires the approval of Terrane’s shareholders.

For the fourth quarter ended June 30, 2010, royalty revenue reached a record high of $40.7 million, an 83% increase over royalty revenue of $22.3 million for the same period in fiscal 2009.  The Company reported fourth quarter net income available to Royal Gold common stockholders of $10.5 million, or $0.21 per basic share, as compared with net income available to Royal Gold common stockholders of $7.1 million, or $0.18 per basic share for the fourth quarter of fiscal 2009.  Net income for the fourth quarter of fiscal 2009 was impacted by a $2.2 million gain due to the Benso royalty buy-back.  Excluding this one-time gain, the Company’s net income for the fourth quarter ended June 30, 2009 was $5.6 million or $0.14 per basic share.

Free cash flow(1) for fiscal 2010 was $100.1 million ($2.29 per basic share), representing 73% of revenue.  This compares to free cash flow for fiscal 2009 of $61.7 million ($1.75 per basic share), or 84% of revenue.  Free cash flow as a percentage of revenue for fiscal 2010 was negatively impacted due to $19.4 million of costs relating to the acquisition of IRC.  Before IRC related costs, free cash flow for the year was 87% of revenue. Free cash flow for the fourth quarter was $35.1 million ($0.74 per basic share), or 86% of revenue, compared to free cash flow of $19.4 million ($0.49 per basic share), or 87% of revenue, for the prior period.

The 85% increase in revenue for fiscal 2010 was largely driven by production increases at Taparko, Cortez, Peñasquito, and Dolores, new revenue from the IRC royalty portfolio and initial production at Andacollo, and higher average gold prices.  The average price of gold in fiscal 2010 was $1,089 per ounce compared with $874 per ounce in fiscal 2009, representing a 25% increase.

The percentage of revenue from precious metal royalties for fiscal 2010 was 84% compared with 87% for fiscal 2009.  Gold royalty revenue for fiscal 2010 was 81% compared with 84% for fiscal 2009.

As of June 30, 2010, the Company had a working capital surplus of $335.5 million.  Current assets were $371.3 million (including $324.8 million in cash and equivalents), compared to current liabilities of $35.8 million, resulting in a current ratio of 10 to 1.  Total long-term debt outstanding under the Company’s credit facilities was $248.5 million as of June 30, 2010.

Tony Jensen, President and CEO, commented, “We are very pleased to report record revenue and free cash flow on both a gross and per share basis for fiscal 2010 as we mark our ninth straight year of growth.  This past year was exceptional with regard to acquisitions as well.  We increased the number of properties in our portfolio by 60% including the cornerstone assets of Andacollo, a greatly expanded interest at Pascua-Lama, and Voisey’s Bay.  Fiscal 2011 is also shaping up to be an exciting year for Royal Gold with our July announcement of the Mt. Milligan transaction and our expectation of full commercial production from the Peñasquito, Andacollo, Wolverine, Las Cruces and Dolores mines, as well as initial production from the Canadian Malartic mine.”

RECENT DEVELOPMENTS

Common Stock Offering

In June 2010, Royal Gold sold 5,980,000 shares of common stock, including 780,000 shares of common stock pursuant to the exercise of the underwriters’ over-allotment option, at a price of $48.50 per share.  Proceeds to the Company from the offering, net of commission and estimated expenses, were approximately $276.2 million.  The proceeds from the offering will be used for general corporate purposes, including funding of the Mt. Milligan transaction.

Acquisition of Additional Royalty Interests on the Pascua-Lama Gold Project

In July 2010, Royal Gold announced that it has acquired the rights to an additional 1.0% net smelter return sliding-scale gold royalty on the Pascua-Lama project, owned by Barrick Gold. The additional interest was purchased in separate transactions from three private individuals for a total acquisition price of $68 million.  Of this amount, $40 million has been paid to immediately acquire 0.60% of the additional royalty interest, and a deferred payment of $28 million will be made on or before October 29, 2010 to acquire the remaining 0.40% royalty interest.  Once the acquisition is complete, Royal Gold’s total royalty interest will increase to 5.23% NSR at gold prices at or above $800 per ounce.  The transactions also include a 0.20% fixed-rate copper royalty which takes effect after January 1, 2017, increasing Royal Gold’s total copper royalty interest to 1.05%.

Agreement Signed to Acquire 25% Gold Stream on the Mt. Milligan Project

In July 2010, the Company announced it has agreed to acquire 25% of the payable gold produced from the Mt. Milligan copper-gold project in British Columbia from Thompson Creek concurrent with the closing of Thompson Creek’s proposed acquisition of Terrane. Royal Gold will provide $226.5 million at closing of Thompson Creek’s acquisition of Terrane and thereafter $85.0 million over the construction period of the Mt. Milligan project.  In addition, Royal Gold will pay Thompson Creek a cash payment equal to the lesser of $400 or the prevailing market price for each payable ounce of gold until 550,000 ounces have been delivered to Royal Gold and the lesser of $450 or the prevailing market price for each additional ounce thereafter.  This transaction is subject to the completion of Thompson Creek’s acquisition of Terrane, which requires the approval Terrane’s stockholders.  Terrane has scheduled a shareholders’ meeting in September to approve the transaction.

PROPERTY HIGHLIGHTS

Highlights at the Company’s principal producing and development properties are listed below:

Andacollo — In July 2010, Teck reported that ramp up to full production continues with the expectation that design capacity will be reached in the fourth quarter of calendar 2010. Three shipments of concentrates were made during the quarter ended June 30, 2010, with the first occurring in early May.

Peñasquito — In June 2010, Goldcorp announced that the second sulfide processing line achieved mechanical completion ahead of schedule and is ramping up toward its 50,000 tonne-per-day design capacity. The operator expects commercial production to be reached in the third calendar quarter of 2010, construction of the high pressure grinding roll circuit to be completed in the fourth calendar quarter, and full production ramp up to the planned 130,000 tonne per day capacity to be reached in early calendar 2011.

Taparko — At the current gold price, the Company expects that the $35 million cap on the 15% (TB-GSR1) royalty could be met during our first fiscal quarter of 2011. As of June 30, 2010, Royal Gold has recognized approximately $30.6 million in royalty revenue associated with the TB-GSR1 royalty and a total of $50.0 million in aggregate from the Taparko royalties.  When the cap is reached, both the TB-GSR1 royalty and the sliding-scale (TB-GSR2) royalty (currently paying at a rate of 10%) will cease and a 2.0% (TB-GSR3) perpetual royalty, applicable to gold production from defined portions of the Taparko-Bouroum project area, will take effect.

Siguiri — The Company expects that the $12.0 million cap on our royalty could be reached in the first half of fiscal 2011.  Approximately $1.8 million remains unrecognized as of June 30, 2010.

Voisey’s Bay — Currently, the strike at Voisey’s Bay has not been resolved.  Vale is presently operating at about 40% of capacity and is working on ramping up to full production.

Dolores — During the quarter, production at Dolores was below their guidance due to lower gold grades.  The operator expects production to increase through the second half of calendar 2010 due to increasing grades, completion of tertiary screen repairs, and loading of ore onto the phase 2 leach pad beginning in late August.

Las Cruces — Inmet’s Las Cruces copper operation continues to experience difficulties as they start-up.  They have reported that a number of equipment failures and operational issues delayed the ramp up of the plant and limited the ability to operate continuously.  Beginning in July, Inmet has been focused on increasing available plant capacity and reducing the causes of equipment failures.  Inmet expects to produce 20,000 to 30,000 tonnes of copper cathode in calendar 2010.

Wolverine — Yukon Zinc is completing the construction of its facilities at the Wolverine Mine.  In June, wet commissioning was completed and batches of low grade ore were put through the processing plant for testing of unit operations. The plant is scheduled to begin the ramp up process as ore is introduced into the mill on a continuous basis in September.

Canadian Malartic — Construction of the mine and mill facilities continue to advance.  As of early June, the mining fleet was being deployed and the installation of the SAG and ball mills was scheduled to begin.  Osisko estimates the project will be fully operational in the second quarter of calendar 2011.

Pascua-Lama — Barrick has reported that detailed engineering and procurement is nearing completion and the project is on track to enter production in the first quarter of calendar 2013.  Barrick stated that major, long lead items have been ordered and the Barriales Camp in Chile is essentially complete.  Roadwork is progressing well and about three million tons have been moved as a part of initial earthworks.

Full-year and fourth quarter fiscal 2010 production and revenue for the Company’s principal royalty interests are shown in Tables 1 and 2.  For more detailed information about each of our principal royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty and similar production based interests.  The Company owns royalties on 189 properties on six continents, including royalties on 33 producing mines and 24 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

Note: Management’s conference call reviewing the fourth quarter and year-end results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #50475268.  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about the Company’s performance in fiscal 2011, including the acquisition of a gold stream interest at Mt. Milligan; the operators’ expectation of commercial production in fiscal 2011 at the Peñasquito, Andacollo, Wolverine, Las Cruces and Dolores mines; the commencement of production in fiscal 2011 at the Canadian Malartic mine; the commencement of production in fiscal 2013 at the Pascua-Lama project; that the Company will make a deferred payment of $28 million on or before October 29, 2010 to acquire the remaining 0.40% royalty interest at Pascua-Lama; the operators’ estimates of the various stages of construction, ramp up and achievement of production levels at Andacollo, Peñasquito, Las Cruces, Wolverine, Canadian Malartic and Pascua-Lama; that the $35 million cap on the TB-GSR1 royalty at Taparko could be met during the first quarter of fiscal 2011; that the $12 million royalty cap at Siguiri could be reached in the first half of fiscal 2011; and the operators’ estimates regarding production at the Company’s other royalty properties.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices, performance of and production at the Company’s royalty properties, decisions and activities of the operators of the Company’s royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, delays in the operators securing or their inability to secure necessary governmental permits, changes in operator’s project parameters as plans continue to be refined, economic and market conditions, possible liquidity and production problems at the Company’s royalty properties, the Company’s exercise of its rights under the Taparko Funding Agreement, buy-down rights at Canadian Malartic, litigation, the ability of the various operators to bring projects into production as expected, and other subsequent events, as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  Free cash flow is a non-GAAP financial measure.  The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less non-controlling interests in operating income of consolidated subsidiaries.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A, attached to this press release for a GAAP reconciliation.

TABLE 1

Fiscal 2010

Royalty Production and Revenue for Principal Royalty Interests

				FISCAL YEAR ENDED JUNE 30, 2010		FISCAL YEAR ENDED JUNE 30, 2009
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production (1)	Royalty Revenue ($ Millions)	Reported Production (1)
Taparko	TB-GSR1 (2) TB-GSR2 (2)	High River	Gold	32.2	117,505 oz.	10.4	48,105 oz.
Cortez	GSR1 and GSR2 (3) GSR3 (3) NVR1 (3)	Barrick	Gold	25.1	357,595 oz.	16.3	268,327 oz.
Robinson (4)	3.0% NSR	Quadra	Gold Copper	12.1	86,101 oz. 107.4M lbs.	7.7	113,740 oz. 128.3M lbs.
Leeville	1.8% NSR	Newmont	Gold	9.9	454,148 oz.	6.7	429,122 oz.
Mulatos	1.0 - 5.0% NSR (5)	Alamos	Gold	9.0	164,954 oz.	6.1	167,907 oz.
Siguiri (6)	0.00 - 1.875% NSR (7)	AngloGold Ashanti	Gold	6.0	296,223 oz.	4.0	241,817 oz.
Peñasquito	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	6.0	117,963 oz. 7.2M oz. 36.7M lbs. 48.5M lbs.	1.5	52,932 oz. 2.5M oz. — —
Goldstrike (6)	0.9% NSR	Barrick	Gold	3.9	348,802 oz.	5.6	724,368 oz.
Voisey’s Bay	2.7% NSR	Vale	Nickel Copper	3.9 (8)	19.0M lbs. (8) 8.6M lbs. (8)	— (8)	— (8)
Andacollo	75% NSR (9)	Teck	Gold	3.8	4,145 oz.	— (9)	— (9)
Dolores	3.25% NSR 2.0% NSR	Minefinders	Gold Silver	3.0	73,463 oz. 1.2M oz.	0.9 (10)	38,819 oz. (10) 326,182 oz. (10)
Gwalia Deeps (11)	1.5% NSR	St Barbara	Gold	0.9	47,626 oz.	— (12)	— (12)
Las Cruces (11)	1.5% NSR	Inmet	Copper	0.9	20.8M lbs.	— (12)	— (12)
Other Royalty Properties (13)	—	—	Various	19.9	—	14.6	—
Total Royalty Revenue				136.6		73.8

Footnotes follow on page 9.

TABLE 2

Fourth Quarter Fiscal 2010

Royalty Production and Revenue for Principal Royalty Interests

				QUARTER ENDED JUNE 30, 2010		QUARTER ENDED JUNE 30, 2009
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production (1)	Royalty Revenue ($ Millions)	Reported Production (1)
Taparko	TB-GSR1 (2) TB-GSR2 (2)	High River	Gold	9.3	31,158 oz.	3.9	17,519 oz.
Andacollo	75% NSR (9)	Teck	Gold	3.8	4,145 oz.	— (9)	— (9)
Voisey’s Bay	2.7% NSR	Vale	Nickel Copper	3.3 (8)	15.9M lbs.(8) 7.3M lbs. (8)	— (8)	— (8)
Robinson (4)	3.0% NSR	Quadra	Gold Copper	3.2	19,797 oz. 26.6M lbs.	2.3	23,152 oz. 24.2M lbs.
Cortez	GSR1 and GSR2 (3) GSR3 (3) NVR1 (3)	Barrick	Gold	3.1	38,613 oz.	4.6	78,270 oz.
Peñasquito	2.0% NSR	Goldcorp	Gold Silver Zinc Lead	2.5	41,690 oz. 3.6M oz. 32.9M lbs. 23.0 M lbs.	0.7	25,965 oz. 0.9M oz. — —
Leeville	1.8% NSR	Newmont	Gold	2.3	92,463 oz.	1.3	76,858 oz.
Mulatos	1.0 - 5.0% NSR (5)	Alamos	Gold	2.0	32,986 oz.	2.2	46,175 oz.
Siguiri (6)	0.00 - 1.875% NSR (7)	AngloGold Ashanti	Gold	1.5	67,569 oz.	1.5	80,551 oz.
Goldstrike (6)	0.9% NSR	Barrick	Gold	1.2	102,301 oz.	1.1	127,069 oz.
Las Cruces (11)	1.5% NSR	Inmet	Copper	0.7	14.5M lbs.	— (12)	— (12)
Gwalia Deeps (11)	1.5% NSR	St Barbara	Gold	0.6	34,630 oz.	— (12)	— (12)
Dolores	3.25% NSR (10) 2.0% NSR	Minefinders	Gold Silver	0.4	8,626 oz. 233,237 oz.	0.7 (10)	22,210 oz. (10) 326,182 oz. (10)
Other Royalty Properties (13)	—	—	Various	6.8	—	4.0	—
Total Royalty Revenue				40.7		22.3

Footnotes follow on page 9.

FOOTNOTES

(1)              Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended June 30, 2010 and June 30, 2009, as reported to us by the operators of the mines.

(2)              Royalty percentages:  TB-GSR1 — 15.0%; TB-GSR2 — 4.3% when the average monthly gold price ranges between $385 and $430 per ounce.  Outside of this range, the royalty rate is calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (a $900 per ounce gold price results in a rate of 900/100 = 9.0%).  Two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”).  The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the Taparko facilities up to a maximum of 1.1 million tons per year. Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2 have ceased.  Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or payments totaling $35 million under TB-GSR1 are received, whichever comes first.  As of June 30, 2010, Royal Gold has recognized approximately $30.6 million in royalty revenue under TB-GSR1 that is attributable to cumulative production of approximately 202,000 ounces of gold.

(3)              Royalty percentages:  GSR1 and GSR2 — 0.40 to 5.0% (sliding-scale); GSR3 — 0.71%; NVR1 — 0.39%.

(4)              Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

(5)              The Company’s sliding-scale royalty is subject to a 2.0 million ounce cap on gold production.  There have been approximately 581,000 ounces of cumulative production as of June 30, 2010.

(6)              As of June 30, 2010 this property is no longer considered to be a “principal producing” property.

(7)              The Company’s royalty is capped once payments of approximately $12.0 million have been received.  As of June 30, 2010, approximately $1.8 million remains unrecognized under the cap.  NSR sliding-scale schedule (price of gold per ounce - royalty rate as of 6/30/09): $0 to $495.71 — 0.00%; $495.72 to $566.54 — 0.625%; $566.55 to $601.94 — 0.875%; $601.95 to $637.35 — 1.125%; $637.36 to $672.76 — 1.50%; $672.77 and above — 1.875%.  The sliding-scale schedule is adjusted based on the average of the United States, Australian and Canadian Consumer Price Indices on a quarterly basis.  The most current rate available is reflected herein.

(8)              The Voisey’s Bay royalty interest was acquired in February 2010.  Revenue and production figures reflect partial operation of the mine and mill due to a worker’s strike that began on August 1, 2009.

(9)              The royalty rate is 75% until 910,000 payable ounces of gold have been produced — 50% thereafter. Revenue commenced in April 2010.  Gold is produced as a by-product of copper.

(10)       The Company’s 2.0% NSR royalty on gold and silver became effective on May 1, 2009, once commercial production was achieved.

(11)       As of June 30, 2010 this property is considered to be a “principal producing” property.

(12)       The Gwalia Deeps and Las Cruces royalties were acquired in February 2010.

(13)       “Other” includes all of the Company’s non-principal producing royalties as of June 30, 2010 and 2009.  Individually, no royalty included within “Other” attributed greater than 5% of our total royalty revenue for any of the periods.

ROYAL GOLD, INC.
Consolidated Balance Sheets
As of June 30,

(In thousands except share data)

	2010	2009
	(Unaudited)
ASSETS
Cash and equivalents	$324,846	$294,566
Royalty receivables	40,363	20,597
Income tax receivable	3,432	2,372
Prepaid expenses and other current assets	2,627	1,173
Total current assets	371,268	318,708

Royalty interests in mineral properties, net	1,467,983	455,966
Restricted cash — compensating balance	—	19,250
Other assets	22,082	16,000
Total assets	$1,861,333	$809,924

LIABILITIES
Current portion of long-term debt	$26,000	—
Accounts payable	2,367	2,403
Dividends payable	4,970	3,259
Other current liabilities	2,437	527
Total current liabilities	35,774	6,189

Long-term debt	222,500	—
Net deferred tax liabilities	152,583	23,371
Chilean loan facility	—	19,250
Other long-term liabilities	16,928	703
Total liabilities	427,785	49,513

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; and 53,324,171 and 40,480,311 shares outstanding, respectively	534	405
Exchangeable shares, no par value, 1,806,649 and 0 shares issued, less 176,540 and 0 redeemed shares, respectively	71,741	—
Additional paid-in capital	1,284,087	702,407
Accumulated other comprehensive (loss)	(34)	(80)
Accumulated earnings	51,862	46,709
Treasury stock, at cost (96,675 and 0 shares, respectively)	(4,474)	—
Total Royal Gold stockholders’ equity	1,403,716	749,441
Non-controlling interests	29,832	10,970
Total equity	1,433,548	760,411
Total liabilities and equity	$1,861,333	$809,924

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended June 30,

(In thousands except share data)

	2010	2009	2008
	(Unaudited)
Royalty revenues	$136,565	$73,771	$66,297

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	6,235	3,551	3,664
General and administrative	12,595	7,352	7,208
Exploration and business development	3,503	2,998	4,079
Depreciation, depletion and amortization	53,793	32,578	18,364
Severance and acquisition related costs	19,404	—	—
Total costs and expenses	95,530	46,479	33,315

Operating income	41,035	27,292	32,982

Royalty portfolio restructuring gain	—	33,714	—
Interest and other income	6,360	3,192	6,742
Interest and other expense	(3,809)	(984)	(1,729)
Income before income taxes	43,586	63,214	37,995

Income tax expense	(14,164)	(21,857)	(12,050)
Loss from equity investment	—	—	(550)
Net income	29,422	41,357	25,395
Net income attributable to non-controlling interests	(7,930)	(3,009)	(1,352)
Net income attributable to Royal Gold stockholders	21,492	38,348	24,043
Preferred dividends	—	—	(4,788)
Net income available to Royal Gold common stockholders	$21,492	$38,348	$19,255

Net income	$29,422	$41,357	$25,395
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	45	(145)	(393)
Comprehensive income	29,467	41,212	25,002
Comprehensive income attributable to non-controlling interests	(7,930)	(3,009)	(1,352)
Comprehensive income attributable to Royal Gold stockholders	$21,537	$38,203	$23,650

Net income per share available to Royal Gold stockholders:

Basic earnings per share	$0.49	$1.09	$0.62
Basic weighted average shares outstanding	43,640,414	35,337,133	31,054,725
Diluted earnings per share	$0.49	$1.07	$0.61
Diluted weighted average shares outstanding	43,980,817	35,789,076	31,390,293
Cash dividends declared per common share	$0.34	$0.30	$0.30

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

For the Years Ended June 30,

(In thousands)

	2010	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net income	$29,422	$41,357	$25,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	53,793	32,578	18,364
Gain on distribution to non-controlling interest	(5,891)	(1,924)	(543)
Deferred tax expense (benefit)	(7,536)	(2,170)	114
Non-cash employee stock compensation expense	7,279	2,921	2,869
Gain on royalty restructuring	—	(33,714)	—
Tax benefit of stock-based compensation exercises	(1,638)	(334)	(722)
Other	371	—	(665)
Changes in assets and liabilities:
Royalty receivables	(19,055)	(4,280)	(3,120)
Prepaid expenses and other assets	4,035	(477)	36
Accounts payable	(10,742)	(1,834)	2,244
Income taxes (receivable) payable	(2,697)	(147)	(1,846)
Other	1,030	(1,929)	(2,999)
Net cash provided by operating activities	$48,371	$30,047	$39,127
Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(232,996)	(186,110)	(19,179)
Acquisition of International Royalty Corporation, net of cash acquired	(270,233)	—	—
Proceeds from royalty restructuring	—	34,897	—
Change in restricted cash - compensating balance	19,250	(3,500)	—
Proceeds on sale of Inventory - restricted	3,647	3,477	1,077
Deferred acquisition costs	(120)	(1,021)	(157)
Other	(86)	(284)	(42)
Net cash used in investing activities	$(480,538)	$(152,541)	$(18,301)
Cash flows from financing activities:
Borrowings from credit facilities	255,000	—	—
Tax benefit of stock-based compensation exercises	1,638	334	722
(Prepayment of) borrowings under Chilean loan facility	(19,250)	3,500	—
Common stock dividends	(14,628)	(10,242)	(8,253)
Preferred stock dividends	—	—	(2,802)
Repayment of debt	(36,013)	—	—
Proceeds from foreign exchange contract	4,101	—	—
Distribution to non-controlling interests	(3,647)	(3,477)	(1,077)
Net proceeds from issuance of common stock	276,839	235,707	698
Net proceeds from issuance of preferred stock	—	—	111,098
Stock repurchase program	—	—	(5,516)
Gold loan payoff - Battle Mountain	—	—	(6,476)
Debt issuance costs	(1,593)	(797)	(27)
Net cash provided by financing activities	$462,447	$225,025	$88,367
Net increase in cash and equivalents	30,280	102,531	109,193
Cash and equivalents at beginning of period	294,566	192,035	82,842
Cash and equivalents at end of period	$324,846	$294,566	$192,035

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, shareholder dividends, and to service the Company’s debt obligations.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is the reconciliation to operating income:

Royal Gold, Inc.

Free Cash Flow Reconciliation

	For the Fiscal Year Ended
	June 30,
	(Unaudited, in thousands)
	2010	2009	2008

Operating income	$41,035	$27,292	$32,982
Depreciation, depletion and amortization	53,793	32,578	18,364
Non-cash employee stock compensation	7,279	2,921	2,869
Non-controlling interests in operating income of consolidated subsidiaries	(2,039)	(1,085)	(1,352)
Free cash flow	$100,068	$61,706	$52,863

	For the Fiscal Quarter Ended
	June 30,
	(Unaudited, in thousands)
	2010	2009

Operating income	$16,311	$9,302
Depreciation, depletion and amortization	17,612	9,657
Non-cash employee stock compensation	1,643	696
Non-controlling interests in operating income of consolidated subsidiaries	(423)	(292)
Free cash flow	$35,143	$19,363